EXHIBIT 3.6

SYNUTRA INTERNATIONAL, INC.

2275 Research Blvd, Suite 500
Rockville, MD 20850, USA
Telephone:	+1-301-840-3888
+1-202-246-8818
Facsimile:	+1-301-987-2344

VIA FACSIMILE

April 16, 2008

ABN AMRO Bank N.V., Hong Kong Branch
38/F, Cheung Kong Centre
2 Queen’s Road Central
Hong Kong
Attention: Shirley Yiu, Helen Fei, Carlos Wong, Clarice Tsang, Jessamine Lam

Warburg Pincus Private Equity IX, L.P.
c/o Warburg Pincus LLC
466 Lexington Avenue
New York, NY 10017
Attention: Timothy Curt

Ladies and gentlemen:

The Company refers to that certain Registration Rights Agreement (the “Registration Agreement”), dated as of April 19, 2007, by and between ABN AMRO Bank N.V., Hong Kong Branch (“ABN”) and Synutra International, Inc. (the “Company”).

Beams Power Investment Limited (“Beams”), the majority shareholder of the Company expects to enter into a Note Purchase Agreement (the “Proposed Purchase Agreement”) with Warburg Pincus Private Equity IX, L.P. (the “Investor”), pursuant to which, the Investor would purchase from Beams, and Beams would sell to the Investor, a senior exchangeable note, in the aggregate principal amount of U.S. $30,000,000 (the “Note”), which Note shall be exchangeable for certain shares of common stock of the Company, par value US$0.0001 per share (the “Common Shares”) held by Beams.

Contemporaneously with the execution and delivery of the Proposed Purchase Agreement, the Company expects to enter into a Registration Rights Agreement with the Investor and Beams (the “Proposed RRA”), a copy of which is attached as Exhibit I hereto. Pursuant to the terms of the Proposed RRA, (a) the Company will, (A) as soon as practicable following transfer of any Common Shares to the Investor pursuant to an exchange of the Note by the Investor, file with the SEC a registration statement for the resale of all Common Shares transferable to the Investor pursuant to the terms of (i) the Note, or (ii) a proposed certain share pledge agreement between Beams as the pledgor and the Investor as the secured party and the collateral agent in substantially the form attached as Exhibit II hereto, and use commercially reasonable efforts to have the registration statement declared effective as soon as practicable; and (B) grant the Investor the right to two demand registrations and unlimited piggyback registrations, subject to certain conditions; and (b) Beams will bear the expenses in relation to the registrations as set forth in the Proposed RRA.

In connection with the transactions contemplated by the Proposed RRA, ABN, the Investor, the Company and Beams hereby notify each other, acknowledge and agree as follows:

(a) Pursuant to Section 5.04(b) of the Registration Agreement, the Company is prohibited from granting registration rights to a third party which are on parity with or superior to the rights granted under the Registration Agreement without the written consent of ABN. The Company hereby seeks ABN’s consent to the Company entering into the Proposed RRA with the Investor and the Issuer. Pursuant to Section 5.04(a) and Article 8 of the Registration Agreement, ABN consents to the Company entering into the Proposed RRA.

(b) Except as provided herein, in connection with this consent and pursuant to Section 5.01 of the Registration Agreement, Company, the Investor and Beams acknowledge and agree with ABN that ABN, with respect to any Registrable Securities (as defined in the Registration Agreement), shall have the same rights as Investor with respect to its Shares (as defined in the Proposed RRA) under clause 2(a) of the Proposed RRA.

(c) If the Company proposes registration of securities pursuant to an underwritten public offering under clause 2(b) of the Proposed RRA and marketing factors require a limitation on the number of shares to be underwritten, ABN, the Investor, Beams and the Company agree that ABN’s right to participate in the underwriting pursuant to the Registration Agreement shall be subject to terms of clause 2(b)(v) of the Proposed RRA.

(d) If the Company proposes registration of securities in an underwritten offering pursuant to Section 5.02 of the Registration Agreement and marketing factors require a limitation of the number of shares to be underwritten, ABN, the Investor, Beams and the Company agree that ABN’s right to participate in the underwriting shall not be limited unless the securities of all other persons (including the Company and the Investor) that intend to participate in the underwriting have previously been excluded.

(e) If the Company proposes registration of securities pursuant to an underwritten public offering under clause 2(c) of the Proposed RRA, other than in connection with an offering pursuant to Section 5.02 of the Registration Agreement, and marketing factors require a limitation on the number of shares to be underwritten, ABN, the Investor, Beams and the Company agree that ABN’s right to participate in the underwriting pursuant to the Registration Agreement and the Investors right to participate in the underwriting pursuant to the Proposed RRA shall be limited pro rata, based on the aggregate number of Registrable Securities of ABN and the Investor, respectively.

Except as expressly specified above, no rights or obligations of ABN or the Company under the Registration Agreement or any other agreement are hereby amended or modified and each such agreement shall remain in full force and effect. Except as expressly specified above, no rights or obligations of the Investor, Beams or the Company under the Proposed RRA are hereby amended.

This letter agreement shall terminate and the foregoing provisions shall be without any force or effect in the event that (x) the Proposed Purchase Agreement and the Proposed RRA did not come into effect, or (y) the terms of the Proposed RRA are modified from the form thereof attached hereto.

This letter agreement shall be governed by the internal law of the State of New York.

Please indicate your agreement to the above consents, acknowledgements and waivers by countersigning below and returning a signed copy to us.

[Signature Page to Follow]

SYNUTRA INTERNATIONAL, INC.

By:	/s/ Wieguo Zhang
Name: Weiguo Zhang
Title: President & Chief Operating Officer

BEAMS POWER INVESTMENT LIMITED

By:	/s/ Xiuqing Meng
Name: Xiuqing Meng
Title: Sole Director

ABN AMRO BANK N.V., HONG KONG BRANCH

By:	/s/ Bert Grisel
Name: Bert Grisel
Title: Managing Director

By:	/s/ Mike Netterfield
Name: Mike Netterfield
Title: Managing Director

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	/s/ Scott A. Arenare
Name: Scott A. Arenare
Title: Partner